                           Drinker Biddle & Reath LLP
                                One Logan Square
                            18/th/ and Cherry Streets
                             Philadelphia, PA 19103
                              (215) 988-2700 phone
                            (215) 988-2757 facsimile
                                   www.dbr.com

                                                                  Exhibit (i)(9)

December 23, 2003

The Galaxy Fund
4400 Computer Drive
Westborough, MA  01581-5108

Ladies and Gentlemen:

                  We have acted as counsel to The Galaxy Fund, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 63 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, registering the following shares of beneficial interest of the Trust: Class BB - Special Series 1, Class BB - Special Series 2, Class BB - Special Series 3 and Class BB - Special Series 4, representing interests in the Prime Reserves; Class CC - Special Series 1, representing interests in the Government Reserves; and Class DD - Special Series 1, Class DD - Special Series 2, Class DD - Special Series 3 and Class DD - Special Series 4, representing interests in the Tax-Exempt Reserves, all with a par value of $.001 per share (collectively, the "Shares"). The Amendment seeks to register an indefinite number of the Shares.

                  We have reviewed the Trust's Declaration of Trust, as amended, its Code of Regulations, as amended, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary.

                  This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We have relied upon an opinion of Ropes & Gray LLP, special Massachusetts counsel to the Trust, insofar as our opinion relates to matters arising under the laws of the Commonwealth of Massachusetts.

                  We have also assumed the following for this opinion:

The Galaxy Fund
Page 2
December 23, 2003

     1. The Shares will be issued in accordance with the Trust's Declaration of Trust, as amended, and Code of Regulations, as amended, and resolutions of the Trust's Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

     2. The Shares will be issued against consideration therefor as described in the Trust's prospectuses relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

            On the basis of the foregoing, it is our opinion that the Shares will be validly issued, fully paid, and non-assessable by the Trust.

            Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.

                                                  Very truly yours,


                                                  /s/ Drinker Biddle & Reath LLP
                                                  ------------------------------
                                                  DRINKER BIDDLE & REATH LLP

                                      -2-